LEASE AGREEMENT
by and between
CHAPARRAL LANE INVESTEMENT, LLC
(Landlord)
and
SOLERA HOLDINGS, INC. (Tenant)

TABLE OF CONTENTS
Page

1.    DEFINITIONS    1
2.    DEMISE    2
3.    RENT    2
4.    USE OF PREMISES    3
5.    TRADE FIXTURES AND LEASEHOLD IMPROVEMENTS    3
6.    REPAIR AND MAINTENANCE    4
7.    UTILITIES    4
8.    INSURANCE    4
9.    INDEMNITY    5
10.    DAMAGE & DESTRUCTION    5
11.    CONDEMNATION    6
12.    DEFAULT AND REMEDIES    6
13.    ASSIGNMENT AND SUBLETTING    8
14.    OFFER TO PURCHASE:    8
15.    SURRENDER; HOLDING OVER    9
16.    EXTENSION OPTION:    9
17.    GENERAL PROVISIONS    10

LEASE AGREEMENT
THIS LEASE AGREEMENT (“Lease”), dated April 7, 2015, for reference purposes only, is made by and between CHAPARRAL LANE INVESTEMENT, LLC ( “Landlord”), and SOLERA HOLDINGS, INC. (“Tenant”).
1.DEFINITIONS:  Any term that is given a special meaning by this paragraph 1 or by any other provision of this Lease (including any exhibits attached hereto) shall have such meaning when used in this Lease or any addendum or amendment hereto.
1.1         Agreed Interest Rate:  “Agreed Interest Rate” means an interest rate of either ten percent (10%) per annum or the maximum applicable rate permitted by Law, whichever is less.
1.2         Buildings:  “Buildings” means those certain buildings located at 14250 Chaparral Lane, Roanoke, Texas, and containing approximately 14,100 square feet in total.
1.3         Commencement Date:  “Commencement Date” means April 7, 2015.
1.4        Hazardous Material:  “Hazardous Material” means any material or substance that is now or hereafter prohibited or regulated by any Law or that is now or hereafter designated by any governmental authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including, without limitation, asbestos.
1.5        Land:  “Land” means the approximately 5.16 acres of land on which the Buildings are located, and all improvements thereon, as more particularly depicted on Exhibit A.
1.6        Law:  “Law” means any judicial decision, statute, constitution, ordinance, resolution, order, or other requirement of any municipal, county, state, federal, or other government agency or authority having jurisdiction over the parties to this Lease or the Premises or both, in effect either at the Commencement Date of this Lease or any time during the Lease Term.
1.7         Lease:  “Lease” means this lease and all exhibits attached hereto and made a part hereof, as the same may be amended in accordance with this Lease from time to time.
1.8        Lease Term:  “Lease Term” means that period of time commencing on the Commencement Date and ending Two Hundred Forty (240) months thereafter, unless extended or sooner terminated as provided herein.
1.9        Leasehold Improvements:  “Leasehold Improvements” means all improvements, additions, alterations, and fixtures installed in or on the Premises by Tenant at its expense (whether before or after the Commencement Date) that are not Trade Fixtures.
1.10    Monthly Rent:  “Monthly Rent” means rent payable by Tenant pursuant to paragraph 3.1.
1.11    Outside Areas:  “Outside Areas” means all areas and facilities on the Land outside of the Buildings (including the parking areas, driveways, pedestrian sidewalk, landscaped areas, trash enclosures, and the like).
1.12    Permitted Use:  “Permitted Use” means the use of the Premises for general office and general company purposes including, without limitation, research and development, company meetings and events, customer meetings, meetings with M&A targets, board and committee meetings, employee meetings, employee candidate interviews and employee/customer training.
1.13    Premises:  “Premises” means the Land (including, without limitation, the Outside Areas) and the Buildings.
1.14    Private Restrictions:  “Private Restrictions” means all recorded covenants, conditions and restrictions, private agreements, and any other recorded instruments affecting the use of the Premises, as they may exist from time to time.
1.15    Real Property Taxes:  “Real Property Taxes” means all real property taxes, assessments, and other charges imposed by any governmental or quasi-governmental authority, which are levied or assessed against the Premises. Notwithstanding the foregoing, the term “Real Property Taxes” shall not include estate, inheritance, capital levy, succession, sales, transfer, gift or franchise taxes of Landlord or any federal, local or state income tax. If a special assessment payable in installments is levied against the Land, Real Property Taxes for any year shall include only the installment of such assessment and any interest payable or paid during such year as if such assessment were paid over the longest possible term.
1.16    Trade Fixtures:  “Trade Fixtures” means anything affixed to the Premises by Tenant at its expense for purposes of trade, manufacture, ornament, or domestic use (except replacement of similar work or material owned and installed by Landlord) which can be removed without material injury to the Premises.
2.    DEMISE:
2.1    Demise of Premises:  Landlord hereby leases to Tenant, and Tenant leases from Landlord, for the Lease Term and upon the terms and conditions of this Lease, the Premises. Notwithstanding anything to the contrary, Tenant shall have the right to terminate this Lease for any reason at Tenant’s sole discretion as follows:
(a) At any time prior to the date which is ten (10) years after the Commencement Date, upon twenty-four (24) months’ prior written notice to Landlord of such termination;
(b) At any time after the date which is ten (10) years after the Commencement Date but before the date which is before the date which is fifteen (15) years after the Commencement Date, upon twelve (12) months’ prior written notice to Landlord of such termination;
(c) At any time after the date which is fifteen (15) years after the Commencement Date but before the date which is before the date which is twenty (20) years after the Commencement Date, upon three (3) months’ prior written notice to Landlord of such termination; and
(d) If the Lease Term is extended, at any time after the date which is twenty (20) years after the Commencement Date, upon twelve (12) months’ prior written notice to Landlord of such termination.
3.    RENT:
3.1    Monthly Rent:  Commencing on the Commencement Date and continuing throughout the Lease Term, Tenant shall pay to Landlord without offset or deduction, except as expressly provided herein, Monthly Rent equal to Ten Thousand Dollars ($10,000) per month. All Monthly Rent shall be paid in advance on the first day of each calendar month during the Lease Term. All Monthly Rent shall be paid in lawful money of the United States, to Landlord at its address for notices as set forth below or at such other place as Landlord may designate from time to time by written notice to Tenant. Tenant's obligation to pay Monthly Rent shall be prorated during any partial month of the Lease Term.

3.1.1    Commencing on the first day following the fifth, tenth, fifteenth and, if the Option is exercised by Tenant, twentieth year anniversaries of the Commencement Date (each an “Adjustement Date”), the Monthly Rent shall be adjusted to the amount calculated by multiplying $10,000 by the CPI Adjustment (as hereinafter defined). The “CPI Adjustment” means a fraction, the denominator of which shall be the Consumer Price Index – All Urban Consumers, U.S. City Average (1982-84 = 100) published by the Bureau of Labor Statistics of the United States Department of Labor (the “CPI”) most recently prior to the Commencement Date and the numerator of which is the CPI for the same calendar month published most recently prior to the applicable Adjustment Date.
3.1.2    If the CPI base year is changed, the CPI shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the CPI is discontinued or revised during the Lease Term, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the CPI had not been discontinued or revised.
3.2    Real Property Taxes:  Commencing on the Commencement Date and continuing throughout the Lease Term, Tenant shall pay to Landlord all Real Property Taxes accruing during the Lease Term. If any installment of Real Property Taxes shall cover any period of time prior to or after the expiration or termination of this Lease, Tenant’s share of such installment shall be prorated.
4.    USE OF PREMISES:
4.1    Compliance with Laws and Private Restrictions:  Tenant shall not use or permit any person to use the Premises in any manner which violates any Laws or Private Restrictions. Notwithstanding anything to the contrary set forth in this Lease, Tenant shall not be required to construct or pay the cost of complying with any CC&R's, underwriter's requirements or Laws requiring construction of improvements in the Premises unless such compliance is necessitated solely because of Tenant's particular use of the Premises or Leasehold Improvements constructed by Tenant.
4.2    Use of Premises:  Tenant may use the Premises for any Permitted Use.
4.3    Hazardous Materials:
4.3.1    Tenant's Responsibility: Tenant, at its sole cost, shall comply with all Laws relating to the storage, use, disposal, emission, or release of any Hazardous Material on the Premises by Tenant or its agents, employees or contractors.
4.3.2    Exculpation: Notwithstanding anything to the contrary, Tenant shall have no liability or responsibility for any Hazardous Material on or about the Premises except to the extent released by Tenant or its agents, employees or contractors.
5.    TRADE FIXTURES AND LEASEHOLD IMPROVEMENTS:
5.1    Leasehold Improvements:  Tenant shall not construct any Leasehold Improvement in the Premises without Landlord's prior approval, which approval shall not be unreaasonably withheld. Tenant, however may construct nonstructural Leasehold Improvements in or on the Premises without Landlord's prior approval, if the cost of such work does not exceed One Hundred Thousand Dollars ($100,000) for any single project. Any other Leasehold Improvements may be made only after obtaining Landlord's consent, which consent shall not be unreasonably withheld or delayed. Tenant shall have the right to remove any Leasehold Improvements at any time and from time to time with Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, provided that Tenant restores the affected area in a manner reasonably satisfactory to Landlord and consistent with the Premises’ condition and style. All Leasehold Improvements not so removed by Tenant shall become the property of Landlord, and shall be surrendered by Tenant, upon the expiration or earlier termination of the Lease. By signing this Agreement, Landlord consents to and approves all pre-Commencement Date Leasehold Improvements.
5.2    Liens:  Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by Tenant, its agents, employees or contractors relating to the Premises. If any claim of lien is recorded, Tenant shall bond against or discharge the same within twenty (20) days after Tenant's receipt of written notice that the same has been recorded against the Premises.
6.    REPAIR AND MAINTENANCE:
6.1    Repair and Maintenance Obligations:  Tenant shall, at all times during the Lease Term, repair, keep and maintain the Premises in good order, condition and repair, ordinary wear and tear, casualty and condemnation excepted.
7.    UTILITIES:  Tenant shall make all arrangements for, and pay or cause to be paid when due all charges for, the connection and hook-up of all utilities and services to the Premises including, but not limited to, electricity, gas, fuel, heat, water, sewer, telephone, power, sanitary services and trash collection. Tenant shall promptly pay, as the same become due, all charges for water, gas, electricity, telephone, sewer service, waste pick-up, and any other utilities, materials or services furnished at the request of or used by Tenant at the Premises. Landlord shall not be liable for any disruption or cessation of utility services to the Premises, except to the extent such disruption or cessation is caused by the negligence or willful misconduct of Landlord or its agents, employees or contractors.
8.    INSURANCE:
8.1    Tenant's Insurance:  Tenant shall maintain in full force and effect at all times during the Lease Term the policies of insurance described below. Copies of duly executed certificates for such policies shall be provided to Landlord upon Landlord's request.
8.1.1    Liability Insurance: A policy or policies of commercial general liability insurance, including property damage, against liability for personal injury, bodily injury, death, and damage to property occurring in, or resulting from an occurrence in, the Premises, with combined single limit coverage of not less than $1,000,000, naming Landlord as an additional insured. The amount of insurance carried by Tenant hereunder shall not limit Tenant's liability nor relieve Tenant of any obligations hereunder.
8.1.2    Casualty Insurance: A policy or policies of fire and property damage insurance insuring the personal property, inventory, Leasehold Improvements and Trade Fixtures of Tenant within the Premises. The proceeds from any of such policies shall be used for the repair or replacement of such items so insured if the Lease is not terminated, or shall be paid to Tenant if the Lease is terminated.
8.2    Landlord’s Insurance:  Landlord shall maintain at all times during the Lease Term a policy of fire and property damage insurance insuring Landlord against loss from physical damage to the Premises (except for any Leasehold Improvements or Trade Fixtures of Tenant) with coverage of not less than the full replacement cost thereof. Tenant shall reimburse Landlord for the insurance premiums paid by Landlord therefor within thirty (30) days after receiving an invoice therefor.
8.3    Release and Waiver of Subrogation:  Notwithstanding anything to the contrary in this Lease, the parties hereto release each other, and their respective agents, employees, subtenants, and contractors, from any liability for injury to any person or damage to property that arises out of or incident to any peril covered by property insurance carried by the parties, whether due to the negligence of Landlord or Tenant or their respective agents, employees, subtenants, contractors, or invitees, or any other cause. Each party shall cause each property insurance policy it obtains to provide that the insurer thereunder waives all right of recovery by way of subrogation as required herein in connection with any injury or damage covered by the policy.
9.    INDEMNITY:
9.1    Indemnification of Landlord:  Tenant shall hold harmless, protect, indemnify and defend Landlord and its employees and agents, with competent counsel reasonably satisfactory to Landlord, from all liability, penalties, losses, damages, costs, expenses, causes of action, claims and/or judgments arising by reason of any death, bodily injury, personal injury or property damage to the extent resulting from the negligent act or omission of Tenant, its agents, contractors, or employees, a breach by Tenant of this Lease, or a violation by Tenant of any Law or Private Restriction.
9.2    Indemnification of Tenant:  Landlord shall hold harmless, protect, indemnify and defend Tenant and its employees and agents, with competent counsel reasonably satisfactory to Tenant, from all liability, penalties, losses, damages, costs, expenses, causes of action, claims and/or judgments arising by reason of any death, bodily injury, personal injury or property damage to the extent resulting from the negligent act or omission of Landlord, or its agents contractors, or employees, a breach by Landlord of this Lease, or a violation by Landlord of any Law or Private Restriction.
10.    DAMAGE & DESTRUCTION:
10.1    Landlord's Duty to Restore:  If the Premises is damaged by any peril, Landlord shall restore the same to substantially the same condition existing immediately prior to such damage, unless the Lease is terminated by Landlord pursuant to paragraph 10.2 or by Tenant pursuant to paragraph 10.3.
10.2    Landlord's Right to Terminate:  Landlord shall have the option to terminate this Lease in the event any of the following occurs, which option may be exercised only by delivery to Tenant of a written notice of election to terminate within thirty (30) days after the date of such damage:
10.2.1    The Premises are damaged by any peril both (i) not covered by the type of insurance Landlord is required to carry pursuant to paragraph 8.2 and (ii) not actually covered by valid and collectible insurance actually carried by Landlord and in force at the time of such damage or destruction, to such an extent that the estimated cost to restore the Premises in excess of any insurance proceeds therefor exceeds ten percent (10%) of the then actual replacement cost thereof; or
10.2.2    The Premises are damaged by any peril during the last six (6) months of the Lease Term and the restoration of the Premises cannot be substantially completed within sixty (60) days after the date of such damage.
10.3    Tenant's Right to Abatement and Termination:  If all or any portion of the Buildings or Premises should become unsuitable for Tenant's use as a consequence of fire, casualty, cessation of utilities or other services to the Premises, or the presence of any Hazardous Material which does not result from Tenant's use, storage or disposal of such material in violation of applicable Law in or about the Premises, then Tenant shall be entitled to an abatement of all Monthly Rent payable hereunder to the extent of the interference with Tenant's use of the Buildings or Premises occasioned thereby and, if such interference cannot be corrected or the damage resulting therefrom repaired so that the Buildings and Premises will be reasonably suitable for Tenant's intended use within ninety (90) days following the occurrence of such event, then Tenant also shall be entitled to terminate this Lease by delivery of written notice of termination to Landlord at any time prior to cessation of the interfering event or restoration of the Buildings and/or Premises.
11.    CONDEMNATION:
11.1    Taking of Premises:  If all or any part of the Premises is taken by means of (i) any taking by the exercise of the power of eminent domain, whether by legal proceedings or otherwise, (ii) a voluntary sale or transfer by Landlord to any condemnor under threat of condemnation or while legal proceedings for condemnation are pending, or (iii) any taking by inverse condemnation (a “Condemnation”), and any portion of the Premises cannot be reconstructed within a reasonable period of time and thereby made reasonably suitable for Tenant's continued occupancy for the Permitted Use, then either Landlord or Tenant shall have the right to terminate this Lease. Any such option to terminate by Tenant or Landlord must be exercised within a reasonable period of time, to be effective as of the date that possession of the Premises is taken by the condemnor.
11.2    Restoration Following the Taking:  If any part of the Premises is taken by Condemnation and this Lease is not terminated, then Landlord shall make all repairs and alterations that are reasonably necessary to make that which is not taken a complete architectural unit reasonably suitable for Tenant's occupancy for the use permitted hereunder.
11.3    Abatement of Rent:  If any portion of the Premises is taken by Condemnation and this Lease is not terminated, then as of the date possession is taken, the Monthly Rent shall be reduced in the same proportion that the value of the Premises (less any addition thereto by reason of any reconstruction) bears to the value of the remainder of the Premises.
11.4    Division of Condemnation Award:  Tenant shall be entitled to receive any damages separately awarded by the court in connection with a Condemnation for (i) Leasehold Improvements installed in the Premises at Tenant's expense, (ii) Tenant's moving and relocation costs, (iii) Trade Fixtures, and (iv) Tenant's lost goodwill. The entire balance of the award shall be the property of Landlord.
12.    DEFAULT AND REMEDIES:
12.1    Events of Tenant's Default:  Tenant shall be in “default” of its obligations under this Lease if any of the following events occurs:
12.1.1    Tenant fails to pay any Monthly Rent when due and such failure is not cured within five (5) days after Landlord notifies Tenant in writing that such nonpayment was not made when due; or
12.1.2    Tenant fails to perform any term, covenant, or condition of this Lease (except those requiring the payment of money to Landlord) and Tenant fails to cure such default within thirty (30) days after delivery of written notice from Landlord specifying the nature of such default where such default could reasonably be cured within said thirty (30) day period, or fails to commence such cure within said thirty (30) day period and thereafter continuously with due diligence prosecute such cure to completion where such default could not reasonably be cured within said thirty (30) day period; or
12.1.3    Tenant shall have made a general assignment of its assets for the benefit of its creditors; or
12.1.4    A court shall have made or entered any decree or order with respect to Tenant, or Tenant shall have submitted to or sought a decree or order (or a petition or pleading shall have been filed in connection therewith) which: (i) grants or constitutes (or seeks) an order for relief, appointment of a trustee, or confirmation of a reorganization plan under the bankruptcy laws of the United States; (ii) approves as properly filed (or seeks such approval of) a petition seeking liquidation or reorganization under said bankruptcy laws or any other debtor's relief law or statute of the United States or any state thereof; or (iii) otherwise directs (or seeks) the winding up or liquidation of Tenant; and such petition, decree or order shall have continued in effect for a period of sixty (60) or more days.
12.2    Landlord's Remedies:  In the event of any default by Tenant, Landlord shall have the following remedies:
12.2.1    Landlord may, at Landlord's election, continue this Lease in full force and effect and may enforce all of its rights and remedies under this Lease, including, but not limited to, (i) the right to recover Monthly Rent as it becomes due, (ii) the right to make payments required of Tenant or to perform Tenant's obligations and be reimbursed by Tenant for the cost thereof with interest at the Agreed Interest Rate from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant, and (iii) the remedies of injunctive relief and specific performance to compel Tenant to perform its obligations under the Lease.
12.2.2    Landlord may, at Landlord's election, terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date set forth for termination in such notice. Upon such termination in writing of Tenant's right to possession of the Premises, as herein provided, this Lease shall terminate and Landlord shall be entitled to recover damages from Tenant as provided in accordance with any applicable existing or future Law providing for recovery of damages for such breach; provided, however, rental damages for any period after such termination shall not accrue beyond the date which is three (3) months’ after the later of such termination or the date Tenant vacates the Premises.
12.2.3    Landlord may, at Landlord's election, pursue any other right or remedy now or hereafter available to Landlord at law or in equity.
12.2.4    Landlord shall not have any security interest in the property of Tenant. Landlord waives any right of distraint, distress for rent or landlord's lien that may arise at law.
12.3    Landlord's Default and Tenant's Remedies:  Landlord shall not be deemed to be in default of its obligations unless Landlord fails to perform any covenant, condition, or agreement contained in this Lease and fails to cure the nonperformance within a reasonable time, but not later than thirty (30) days after receiving written notice of the failure, provided, however, that if the nature of Landlord's failure to perform reasonably requires more than thirty (30) days to cure, then Landlord shall not be deemed in default if Landlord commences to cure such failure within said thirty (30) day period and thereafter diligently and in good faith prosecutes such cure to completion. If Landlord is in default pursuant to this paragraph 12.3, then Tenant shall have the following remedies:
12.3.1    Tenant may proceed in equity or at law to compel Landlord to perform its obligations and/or to recover damages proximately caused by such failure to perform.
12.3.2    Tenant may cure any default of Landlord at Landlord's cost. If Tenant at any time by reason of Landlord's default reasonably pays any sum or does any act that requires the payment of any sum, the sum paid by Tenant shall be immediately due from Landlord to Tenant at the time the sum is paid, and shall bear interest at the Agreed Interest Rate from the date the sum is paid by Tenant until Tenant is reimbursed by Landlord. Any such amount shall be payable by Landlord to Tenant within ten (10) days following Tenant's written demand for payment and if not so paid, may be offset against the next installments of Monthly Rent payable by Tenant to Landlord under this Lease.
12.4    Waiver:  One party's consent to or approval of any act by the other party requiring the first party's consent or approval shall not be deemed to waive or render unnecessary the first party's consent to or approval of any subsequent similar act by the other party. The receipt by Landlord of any Rent or payment with or without knowledge of the breach of any other provision hereof shall not be deemed a waiver of any such breach unless such waiver is in writing and signed by Landlord. No delay or omission in the exercise of any right or remedy accruing to either party upon any breach by the other party under this Lease shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by either party of any breach of any provision of this Lease shall not be deemed to be a waiver of any subsequent breach of the same or any other provisions herein contained.
13.    ASSIGNMENT AND SUBLETTING:
13.1    By Tenant:  Tenant shall not sublet the Premises or assign or encumber its interest in this Lease, without Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Consent by Landlord to one or more assignments or encumbrances of this Lease or to one or more sublettings of the Premises shall not be deemed to be a consent to any subsequent assignment, encumbrance, or subletting. Notwithstanding the foregoing, Tenant may assign this Lease or sublet all or a portion of the Premises without Landlord's consent (i) to a parent, subsidiary, or an entity under common control with Tenant, (ii) to a successor corporation related to Tenant by merger, consolidation or nonbankruptcy reorganization, (iii) in connection with the transfer of stock of Tenant, or (iii) in connection with the sale of substantially all of Tenant's assets.
13.2    By Landlord:  Landlord and its successors in interest shall have the right to transfer their interest in the Premises. As used herein, the term “Landlord” shall mean the Landlord originally named herein, but following any transfer of its interest in the Premises, the term “Landlord” shall thereafter mean the transferee of such interest.
14.    OFFER TO PURCHASE:
14.1    Tenant shall have the right of first offer to purchase the Premises in accordance with this paragraph 14. If Landlord intends to sell or market for sale the Premises, Landlord shall first notify Tenant of such intent (the “Offer Notice”). Tenant shall have thirty (30) days to notify Landlord of its intent to purchase the Premises in accordance with this paragraph 14. In the event Tenant does not timely notify Landlord of its election to purchase or not to purchase the Premises pursuant to this paragraph, Landlord may then offer the Premises to any third party. If, however, Landlord desires to sell the Premises more than one (1) year after the date of the Offer Notice or if Landlord desires to sell the Premises on economic terms (taking all factors into consideration) which is more favorable than the Offer Price (as hereinafter defined), Landlord shall then first re-offer the Premises to Tenant on such more favorable economic terms. Subject to the foregoing re-offer requirements, this offer is a one-time offer. If Tenant so elects to purchase the Premises:
(a)     Settlement for the purchase of the Premises shall be held at a place in the State of Texas as may be agreed to by the parties, ninety (90) days after the date the purchase notice is given to Landlord or, if such date is not a business day, on the first business day thereafter.
(b)     The “Offer Price” during the initial Lease term shall be (i) $1,500,000 plus (ii) an amount that delivers to Landlord interest on $1,500,000 at an annual rate equal to 10% compounded monthly from and after the Commencement Date to the time of settlement for the purchase (the “Settlement Date”) less (iii) the aggregate Monthly Rent received by Landlord through the Settlement Date (the “Received Rent”) adjusted to the present value of the Received Rent at an annual interest rate equal to 10% compounded monthly from and after the applicable payment date to the Settlement Date (the “Offer Price Formula”). The “Offer Price” during the Option term shall be an amount equal to the greater of the price derived from the Offer Price Formula and the price set forth in a written offer to purchase the Premises delivered by a bona fide third party to Landlord by the end of the thirty (30) day period following the Offer Notice. The Offer Price shall be payable by Tenant to Landlord at the time of settlement by wire transfer of immediately available federal funds.
(c)     The responsibility to pay closing costs for such purchase shall be allocated to Landlord and Tenant in accordance with local custom.
(d)    Landlord shall convey to Tenant good and marketable fee simple title to the Premises, free of monetary liens and encumbrances, by Special Warranty Deed which shall be in sufficient form to be recorded, in which Landlord shall covenant and agree that Landlord has not done, committed, or knowingly or willingly suffered to be done or committed, any act, matter or thing whatsoever whereby the Premises granted, or any part thereof, is charged or encumbered, except as hereafter permitted. Tenant shall accept title to the Premises subject to all other restrictions, encumbrances and exceptions of record existing on the date of this Lease, all zoning rules, regulations, restrictions or ordinances. Tenant’s title shall be insurable at ordinary rates by any reputable title insurance company selected by Tenant. Landlord agrees to either provide Tenant’s title company with all customary owner’s affidavits.
15.    SURRENDER; HOLDING OVER:
15.1    Surrender
: Upon the expiration or sooner termination of this Lease, Tenant shall peaceably surrender the Premises in the same condition as received, ordinary wear and tear, casualties, condemnation, and Hazardous Materials (other than those released or emitted by Tenant in or about the Premises) and Leasehold Improvements excepted.
15.2
15.3    Failure to Surrender:  Any holding over by Tenant after the expiration of the Lease Term in no event shall give rise to any form of tenancy other than a tenancy from month to month.
16.    EXTENSION OPTION:
16.1    Option:  Landlord hereby grants to Tenant the option (the “Option”) to extend the Lease Term for an additional term of five (5) years, commencing when the intial Lease Term expires, upon the terms and conditions set forth in this paragraph 16. Tenant may exercise such option by giving Landlord written notice of its intention not less than ninety (90) days prior to the expiration of initial Lease Term.
16.2    Terms:  If this Option is exercised, the Monthly Rent for the Premises shall be the same Monthly Rent then in effect, as adjusted pursuant to paragraph 3.1.1 for CPI. All other terms and conditions contained in the Lease shall remain in full force and effect and shall apply during the Option term.
17.    GENERAL PROVISIONS:
17.1    Landlord's Right to Enter:  Landlord or its agents may enter the Premises at any reasonable time for the purpose of (i) inspecting the same, (ii) posting notices of nonresponsibility, (iii) supplying any service to be provided by Landlord to Tenant, (iv) making necessary alterations, additions or repairs, and (v) in case of an emergency. However, Landlord may not so enter the Premises until it has first given Tenant at least forty-eight (48) hours prior written notice of its intention to do so (except in case of an emergency) and complies with all of Tenant's security regulations. If Tenant so elects, Landlord shall be accompanied by a representative of Tenant during any such entry. In making any such entry, Landlord shall use reasonable efforts to minimize any disruption to Tenant's business. Landlord shall not have the right to open or inspect confidential files or safes, and Landlord shall not disclose to others any confidential information regarding Tenant's business learned by Landlord during any such entry into the Premises.
17.2    Estoppel Certificates:  Each party agrees, following any request by the other, promptly (not to exceed ten (10) business days) to execute and deliver an estoppel certificate upon which the requesting party and any others it designates may rely (i) certifying that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, (ii) stating the date to which the Rent is paid in advance, if any, (iii) acknowledging that there are not, to the certifying party's knowledge, any uncured defaults on the part of the other party hereunder, or if there are stating their nature, and (iv) certifying such other information about the Lease as may be reasonably required by the requesting party.
17.3    Reimbursable Expenditures:  Any expenditure by a party permitted or required under this Lease, for which such party is entitled to demand and does demand reimbursement from the other party, shall be limited to the actual cost to the demanding party of the goods and/or services giving rise to such expenditure, which cost shall not exceed the fair market value of such goods and/or services; shall be reasonably incurred; and shall be substantiated by documentary evidence available for inspection and review by the other party or its representative during normal business hours.
Notices
17.4    Attorneys' Fees:  In the event either party shall bring any action or legal proceeding for an alleged breach of any provision of this Lease, to recover Rent, to terminate this Lease or to otherwise enforce, protect or establish any term or covenant of this Lease or right of either party, the prevailing party shall be entitled to recover as a part of such action or proceedings, or in a separate action brought for that purpose, reasonable attorneys' fees and court costs as may be fixed by the court.
17.5    Authority:  Each individual executing this Lease on behalf of a corporation or partnership represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said corporation or partnership and that this Lease is binding upon said corporation or partnership in accordance with its terms.
17.6    Miscellaneous:  Should any provision of this Lease prove to be invalid or illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provision hereof, and such remaining provisions shall remain in full force and effect. This Lease shall be governed by the laws of the state in which the Premises are located. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor. Any executed copy of this Lease shall be deemed an original for all purposes. This Lease shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Landlord or Tenant. The captions used in this Lease are for convenience only and shall not be considered in the construction or interpretation of any provision hereof. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership or corporation or joint venture, and the singular includes the plural. The terms “shall”, “will”, and “agree” are mandatory. The term “may” is permissive. When a party is required to do something by this Lease, it shall do so at its sole cost and expense without right of reimbursement from the other party unless specific provision is made therefor. Whenever one party's consent or approval is required to be given as a condition to the other party's right to take any action pursuant to this Lease, then such consent or approval shall not be unreasonably withheld, conditioned or delayed, except as otherwise set forth herein. Landlord shall not become or be deemed a partner or a joint venturer of Tenant by reason of this Lease. This Lease may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one Lease.
17.7    Brokerage Commissions:  Each party warrants to the other that it has not had any dealings with any real estate brokers or salesmen or incurred any obligations for the payment of real estate brokerage commissions or finder's fees which would be earned or due and payable by reason of the execution of this Lease.
17.8    Subordination:  The following provisions shall govern the relationship of this Lease and any underlying lease, mortgage or deed of trust which now or hereafter affects the Premises, and any renewal, modification, consolidation, replacement or extension thereof (collectively, “Security Instruments”), which have been or may hereafter be executed affecting the Premises:
17.8.1    This Lease shall not be subject or subordinate to any existing or future Security Instruments unless the holder of the Security Instrument in question executes a recognition and nondisturbance agreement which (i) provides that this Lease shall not be terminated so long as Tenant is not in default under this Lease and (ii) recognizes all of Tenant's rights hereunder.

17.9    Quiet Possession:  Tenant shall peacefully have, hold and enjoy the Premises, subject to the other terms of this Lease, provided that Tenant pays the Rent and performs all of Tenant's covenants and agreements contained in this Lease. This covenant and the other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during its and their respective ownership of Landlord's interest hereunder.
17.10    Entire Agreement:  This Lease and the documents referred to herein constitute the entire agreement between the parties, and there are no binding agreements or representations between the parties except as expressed herein. No subsequent change or addition to this Lease shall be binding unless in writing and signed by the parties hereto.
IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease with the intent to be legally bound thereby, to be effective as of the date and year first written above.
LANDLORD:        TENANT:

CHAPARRAL LANE INVESTEMENT, LLC        SOLERA HOLDINGS, INC.
By:    /s/ Tony Aquila        By:    /s/ Jason Brady
Tony Aquila, Manager            Jason Brady, Senior Vice President
and General Counsel

Address for Notices:        Address for Notices:
[Contact details on file]        7 Village Circle, Suite 100
Westlake, Texas 76262
Attn: General Counsel

EXHIBIT A
Depiction of Land